Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information contact:
Susan Matthews, Media	317.590.3202
Suzie Singer, Corporate Communications	812.376.1917
Conference Call, 1:00 PM EDT, May 11, 2009 Confirmation #24514599	800.640.9765

/C O R R E C T I O N -- Irwin Financial Corporation/

In the news release, Irwin Financial Corporation (NYSE: IFC) Announces First Quarter 2009 Results, issued 11-May-2009 by Irwin Financial Corporation over PR Newswire, we are advised by the company that the two occurrences of the word "pre-tax" in the first paragraph were used to explain that the Corporation is recording no tax benefit from its operating losses, as a full valuation adjustment has been recorded against certain deferred tax assets. To clarify this, the Corporation is re-filing its release (shown below), having deleted the word "pre-tax" in the opening paragraph and explaining that the Corporation is not recording the potential benefits of losses for federal or state tax purposes in either the fourth quarter of 2008 or the first quarter of 2009. The complete, corrected release follows:

IRWIN FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER 2009 RESULTS

(Columbus, IN, May 11, 2009) Irwin Financial Corporation (NYSE:IFC), today announced a loss of $94 million for the first quarter of 2009, or $3.17 per diluted share principally due to credit provisions and costs related to its strategic restructuring. The Corporation's first quarter loss compares to a loss of $104 million in the fourth quarter of 2008. In neither period is the Corporation applying the potential benefits of losses for federal or state tax purposes.

"In the first quarter, we completed another step in our restructuring plan to re-focus our bank on small business and community banking with the sale of our home equity servicing assets. Our restructuring started two years ago with the sale of our conforming mortgage business. Since that time we have completed our exit from the national mortgage, equipment leasing, and home equity segments, except for a liquidating portfolio of home equity loans. With the transactions in March, we removed approximately $700 million of these home equity loans and other assets. We increased our deposits in the first quarter and both of our banking subsidiaries remain adequately capitalized," said Will Miller, Chairman and CEO of Irwin Financial.

"We believe the home equity sale is a very positive development for Irwin. We continue to pursue the only remaining step in our restructuring--raising additional capital," Miller continued. We have presented our regulators with a proposal for a public-private partnership approach to raising capital for banks with assets of less than $100 billion under the authority of the EESA (Emergency Economic Stabilization Act of 2008). If accepted, we have capital lined up to participate in such a program. Our private sector commitments to invest $34 million in such a partnership remain in place," Miller concluded.

Financial highlights are presented in the table below:

$ in millions, except EPS	1Q 2009	4Q 2008	Percent Change	1Q 2008	Percent Change
Net Interest Income	$30	$32	(6)%	$64	(53)%
Provision for Losses	(64)	(41)	(56)%	(45)	(44)%
Non-Interest Income	(11)	(5)	(133)%	(4)	(138)%
Total Consolidated Net Revenues	(44)	(14)	(229)%	15	(388)%
Non-Interest Expense	44	48	(8)%	52	(14)%
Net Loss	(94)	(104)	10%	(22)	(323)%
Earning (Loss) per Share from Continuing Operations (diluted)	(3.17)	(3.54)	10%	(0.77)	(312)%
Loan and Lease Portfolio	3,480	4,353	(20)%	5,586	(38)%
Deposits	3,106	3,018	3%	3,399	(9)%
Shareholders' Equity	17	111	(85)%	436	(96)%
Total Risk-Based Capital Ratio	1.5%	6.6%	(77)%	12.5%	(88)%

Net interest income for the three months ended March 31, 2009, totaled $30 million, down 53 percent from the first quarter 2008 net interest income of $64 million. This decline was driven by lower portfolio balances and reduced net interest margins. Net interest margin for the three months ended March 31, 2009, was 2.76 percent down from 4.44 percent for the same period in 2008. The decline in margin in the first quarter of 2009 principally relates to slower repricing of liability rates in the declining interest rate environment and the cost of funds resulting from securitizing the majority of the remainder of our home equity portfolio in the third quarter of 2008. In addition, we have been holding a larger-than-normal amount of liquid assets during our restructuring.

Noninterest loss during the first quarter of 2009 totaled $11 million, compared to a loss of $4 million for the first three months of 2008. The 2009 decline is primarily a result of a mark-to-market on home equity loans and a loss on the sale of home equity servicing rights.

Noninterest expenses for the three months ended March 31, 2009, totaled $44 million, down from $52 million for the same period in 2008 due primarily to reduction in personnel costs related to our restructuring initiatives.

Consolidated loans and loans held for sale declined both on a sequential quarter and year over year basis due primarily to restructuring and decisions to reduce the Corporation's assets to enhance capital ratios and liquidity during the restructuring. Loans held for sale declined from $841 million at year-end to $149 million at March 31, principally reflecting the derecognition of the home equity assets noted above. The loan portfolio declined during the first quarter by $181 million, to $3.3 billion. Most of this decline was in the commercial banking line of business.

The allowance for loan and lease losses (ALLL) totaled $155 million as of March 31, 2009, up from $137 million at the end of 2008. This increase was necessitated by an increase in watch and non-performing credits, principally at the commercial bank. Consolidated ALLL to Loans totaled 4.65 percent as of March 31, compared with 3.90 percent at year end.

Nonperforming assets increased 8 percent on a sequential quarter basis, totaling $237 million or 5.9 percent of total assets as of March 31, 2009, up from $220 million at December 31, 2008, primarily reflecting increases in non-performing commercial real estate loans.

The consolidated provision for loan and lease losses during the first quarter of 2009 was $64 million, compared to $45 million for the same period in 2008. The increase in our provision reflects continued deterioration in our portfolios due to softening in the economy and real estate markets.

Deposits totaled $3.1 billion at March 31, up $88 million or 2.9 percent from $3.0 billion at the end of 2008. This week, the Corporation will file for a federal tax refund, which it expects to add approximately $75 million to liquidity in the second quarter.

The Corporation had $17 million in shareholders' equity as of March 31, compared to $111 million at December 31, 2008. The Corporation has agreements with a group of investors to invest $34 million in the form of standby commitments in connection with its planned rights offering to shareholders or outright in a private placement under certain conditions. All of these investors have extended their commitments to July 31 while the Corporation awaits a response to its proposal to receive an equity investment from the US Treasury.

The Corporation has two depositories which hold the majority of its assets and which hold the Corporation's deposits. The Corporation's lead bank subsidiary, Irwin Union Bank and Trust (the "Bank"), had $285 million of regulatory capital at March 31 and had a total risk based capital ratio of 8.7 percent, a Tier 1 capital ratio of 6.5 percent, and a Tier 1 leverage ratio of 5.0 percent and remains classified as "adequately capitalized" at March 31. Regulations limit the amount of loan loss reserves a bank can include in its regulatory capital base, even though these reserves have been set aside to absorb future charge-offs. At March 31, 2009, the Bank had $95 million of loss reserves over and above what is included in its regulatory capital, which is approximately 32 percent of the capital that does count in its total risk based capital ratio. As of March 31, the Corporation's Tier 1 Leverage Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio were 0.6 percent, 0.8 percent and 1.5 percent, requiring a regulatory classification of the holding company as "undercapitalized," the same as it was at year end 2008. The Corporation's regulatory ratios are substantially below those of the Bank due to differences in the composition of capital in the two entities. The Corporation's other depository subsidiary, Irwin Union Bank, F.S.B. had $53 million of capital for a total risk based capital ratio of 11.0 percent, a Tier 1 capital ratio of 9.8 percent, and a Tier 1 leverage ratio of 8.5 percent. It also remains classified as "adequately capitalized."

Segment Results

Pre-tax income (loss) by line of business is shown below.

Net Income(loss) before tax ($ in millions)	1Q 2009	4Q 2008	Percent Change	1Q 2008
Commercial Banking	($35)	($27)	(28)%	$1
Commercial Finance	(3)	(4)	26%	7
Franchise Finance	(2)	(0)	(339)%	8
Small ticket Leasing (exiting)	(1)	(4)	66%	(1)
Home Equity	(42)	(18)	(137)%	(27)
Subtotal, Operating Segments	(80)	(49)	(63)%	(18)
Other Segments, Including Parent	(9)	(13)	31%	(18)
Income taxes	5	42	(89)%	(14)
Consolidated Net Income (Loss)	(94)	(104)	10%	(22)

The commercial banking segment had a pre-tax loss of $35 million during the first quarter, as compared to a pre-tax loss of $27 million in the fourth quarter of 2008, primarily due to increased credit provisions.

The commercial banking segment's loan portfolio declined six percent to $2.4 billion, resulting from low credit demand and our efforts to manage the balance sheet until our recapitalization is complete. Net interest margin decreased modestly to 3.55 percent as of March 31, down from 3.57 percent at the end of 2008, reflecting competitive conditions and an increase in nonaccrual loans.

Credit quality in the commercial banking portfolio continued to show the effects of weak housing and commercial real estate markets. Thirty-day and greater delinquencies rose to 4.46 percent at March 31, compared to 2.96 percent at year end. Non-performing loans increased to $169 million or 7.0 percent of the loan portfolio as of March 31, 2009. To address this increase, we have focused senior commercial bank staff on managing past due and troubled credits and, early in the second quarter, are seeing tangible progress in their work to reduce these troubled credits situations. The first quarter loan loss provision was $38 million. Charge-offs in the first quarter declined to $24 million from $27 million in the fourth quarter.

The commercial finance line of business had a pre-tax loss of $3.0 million in the first quarter of 2009, as compared to a pre-tax loss of $4.0 million in the fourth quarter of 2008, primarily due to credit costs and loan loss provisions. The franchise finance channel lost $1.7 million pre-tax and the wind-down of the domestic small ticket portfolio added approximately $1.3 million pre-tax to the segment's loss.

The franchise finance loan and lease portfolio totaled $662 million as of March 31, compared to $657 million at year end 2008. Reflecting capital market conditions, there were no loan sales or participations during the quarter.

The underlying quick service and casual dining industry revenues showed signs of bottoming out and, in some instances, beginning to recover from the recession during the first quarter; nonetheless, our provision for the segment remained elevated at $4.8 million, unchanged from the prior quarter. Thirty-day and greater delinquencies were 3.9 percent at quarter end, compared to 3.4 percent at December 31, 2008. Non-performing loans totaled $15 million or 2.3 percent, up slightly from $14 million and 2.2 percent the end of 2008.

The home equity segment incurred a pre-tax loss of $42 million during the first quarter compared to a pre-tax loss of $18 million during the fourth quarter of 2008. The loss was negatively affected by a provision of $21 million on the unsold portfolio and non-interest expense of $12 million. On March 31, we sold mortgage servicing rights and certain platform assets related to securitized home equity loans to Green Tree Servicing LLC, removing approximately $700 million of our home equity assets and related assets as well as a similar amount of collateralized debt from our balance sheet. Transition of the servicing operations was completed on May 1. Non-interest expense in future quarters is expected to decline significantly with the wind-down of this line of business.

Thirty day and greater delinquencies on the total portfolio decreased from 10.41 percent at December 31, 2008, to 10.08 percent on March 31 and our allowance for loan losses totaled $57 million at March 31 or 21.5 percent of the portfolio. All but $34 million of the remaining portfolio is permanently match funded.

The parent and other consolidating entities lost $9 million before tax in the first quarter of 2009, compared to a loss of $13 million in the fourth quarter of 2008. The loss was primarily due to restructuring costs and expenses.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation provides a broad range of banking services to small businesses and consumers in our branches in the Midwest and Southwest and to restaurant franchisees nationwide.

About Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for purposes of invoking these safe harbor provisions.

Forward-looking statements are based on management's expectations, estimates, projections, and assumptions. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or will not or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements. These may include, among other things, statements and assumptions about:

  transactions involved in our strategic restructuring;
  the expected timing of receipt of tax refunds;
  the outcome of our proposal for a public-private partnership in raising capital, as well as other aspects of our capital-raising plans, including the possible exchange of trust preferred securities for equity or other method of increasing equity;
  our expectations regarding the decline of non-interest expense in home equity as we wind down that business;
  revenue trends in the quick service and casual dining industry; and
  any other projections or expressions that are not historical facts.

We qualify any forward-looking statements entirely by these and the following cautionary factors. Actual future results may differ materially from our forward-looking statements and we qualify all forward looking statements by various risks and uncertainties we face, as well as the assumptions underlying the statements, including, but not limited to, the following cautionary factors:

  difficulties in completing our recapitalization plan, including the failure to raise sufficient private investment through our proposed rights offer or a possible exchange of trust preferred securities for our equity or by other means, the failure of a sufficient number of shareholders to participate in a rights offer or to exercise fully their rights, the failure to satisfy the conditions that require the standby purchasers to exercise fully their subscription privileges, the failure to receive assistance in substantially the form proposed to the U.S. Treasury and banking regulators, or the failure to obtain any necessary regulatory approvals;
  action that could delay receipt of our expected tax refund;
  potential further deterioration or effects of general economic conditions, particularly in sectors relating to real estate and/or mortgage lending, small business lending, and franchise restaurants finance;
  fluctuations in housing prices;
  potential effects related to the Corporation's decision to suspend the payment of dividends on its common, preferred and trust preferred securities;
  potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer and commercial demand for our products and the management and success of our interest rate risk management strategies;
  staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;
  the relative profitability of our lending and deposit operations;
  the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios;
  borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand;
  unanticipated deterioration in the credit quality or collectability of our loan and lease assets, including deterioration resulting from the effects of natural disasters (including a pandemic);
  difficulties in accurately estimating any future repurchases of residential mortgage, home equity, or other loans or leases due to alleged violations of representations and warranties we made when selling these loans and leases to the secondary market or in securitizations;
  unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities;
  difficulties in delivering products to the secondary market as planned;
  difficulties in expanding our businesses and obtaining or retaining deposit or other funding sources as needed, including the loss of public fund deposits or any actions that may be taken by the state of Indiana and its political subdivisions;
  competition from other financial service providers for our staff and customers;
  changes in the value of our lines of business, subsidiaries, or companies in which we invest;
  changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line-of-business performance;
  unanticipated lawsuits or outcomes in litigation;
  legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, and other laws, rules or regulations affecting the rights and responsibilities of our Corporation, or our state-chartered bank or federal savings bank subsidiary;
  regulatory actions that impact our Corporation, bank or thrift, including the written agreement the Corporation and its state-chartered bank subsidiary, Irwin Union Bank and Trust Company, entered into with the Federal Reserve Bank of Chicago and the Indiana Department of Financial Institutions on October 10, 2008, and the supervisory agreement the Corporation's federal savings bank subsidiary, Irwin Union Bank, F.S.B., entered into with the Office of Thrift Supervision on the same day;
  changes in the interpretation and application of regulatory capital or other rules;
  the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions;
  changes in applicable accounting policies or principles or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;
  the final disposition of the remaining assets and obligations of lines of business we have exited or are exiting, including the mortgage banking segment, small ticket commercial leasing segment and home equity segment; or
  governmental changes in monetary or fiscal policies.

In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on Monday, May 11, at 1:00 p.m. EDT. Greg Ehlinger, CFO, Will Miller, CEO, and Jody Littrell, FVP and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is (800) 640-9765; please tell the operator you would like to join the Irwin Financial call, confirmation #24514599. A replay of the call will be available on the Irwin Financial Corporation website at: http://www.irwinfinancial.com/investors/index_ir.htm.

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